Capital City Bank Group, Inc.

Reports First Quarter 2014 Results

TALLAHASSEE, Fla. (April 28, 2014) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $3.8 million, or $0.22 per diluted share, for the first quarter of 2014 compared to net income of $2.8 million, or $0.16 per diluted share, for the fourth quarter of 2013, and net income of $0.8 million, or $0.05 per diluted share, for the first quarter of 2013.

Compared to the fourth quarter of 2013, performance reflects lower operating expenses of $1.3 million and income taxes of $1.4 million, partially offset by lower net interest income of $0.7 million and noninterest income of $1.0 million.

Compared to the first quarter of 2013, the increase in earnings was due to lower operating expenses of $2.8 million, a lower loan loss provision of $0.7 million, and a reduction in income taxes of $1.8 million, partially offset by lower net interest income of $1.6 million and noninterest income of $0.7 million.

“Capital City posted a solid performance in the first quarter,” said William G. Smith, Chairman, President, and CEO of Capital City Bank Group.  The board reinstituted the quarterly dividend and authorized the repurchase of up to 1.5 million shares of common stock over the next five years – two important events taking place during the quarter.  Nonperforming assets fell 7.6% and, while it is too early to suggest the loan portfolio has stabilized, it was encouraging to report quarter-over-quarter growth for the first time since 2009.  Improving our credit quality and stabilizing our loan portfolio remain primary areas of focus in our 2014 strategy, as will continued efforts to right-size our expense base and identify new revenue opportunities. The economic outlook continues to brighten, though the pace of improvement is slow. There is still work to be done, but I am proud of our accomplishments and like our momentum coming out of the first quarter of 2014.”

The Return on Average Assets was 0.59% and the Return on Average Equity was 5.44% for the first quarter of 2014, compared to 0.43% and 4.33%, respectively, for the fourth quarter of 2013, and 0.13% and 1.36%, respectively, for the first quarter in 2013.

Discussion of Financial Condition

Average earning assets were $2.268 billion for the first quarter of 2014, an increase of $62.0 million, or 2.8%, over the fourth quarter of 2013, and an increase of $27.4 million, or 1.2%, over the first quarter of 2013.  The increase compared to the fourth quarter of 2013 and first quarter of 2013 primarily reflects a higher level of deposits resulting from the influx of public funds and noninterest bearing deposits.

We maintained an average net overnight funds (deposits with banks plus federal funds sold less federal funds purchased) sold position of $467.3 million during the first quarter of 2014 compared to an average net overnight funds sold position of $411.6 million in the fourth quarter of 2013 and an average overnight funds sold position of $448.4 million in the first quarter of 2013.  The higher balance when compared to both prior periods primarily reflects the decline in the loan portfolio and higher deposits.

Slow economic growth in our markets and deleveraging by our clients continues to generate a historically high level of liquidity, which, given the current operating environment, is difficult to profitably deploy without taking inordinate risks. Where practical, we are working to lower the level of overnight funds by adding to our investment portfolio with short-duration, high quality securities and reducing deposit balances. We continue to use a fully-insured money market account which is offered by a third party and can serve as an alternative investment for some of our higher balance depositors while at the same time allowing us to maintain the account relationship. Until such time that attractive investment alternatives arise, we will continue to execute these strategies as well as seek other initiatives in an effort to lower our overnight fund balances.

When compared to the fourth and first quarters of 2013, average loans declined by $19.4 million and $100.9 million, respectively. Most loan categories have experienced declines with the reduction primarily in the commercial real estate and residential real estate categories. Without compromising our credit standards or taking on inordinate interest rate risk, we have modified several lending programs in our business and commercial real estate areas to try to mitigate the significant impact that consumer and business deleveraging is having on our portfolio. On a linked quarter basis, period-end loans increased $7.4 million, which was the first time since the second quarter of 2009 we have experienced quarter over quarter growth. Loan categories posting growth included commercial and industrial, construction and auto finance. The quarter over quarter growth reflects both an increase in production (which has increased in four of the last five quarters) as well as lower payoffs.

Nonperforming assets (nonaccrual loans and other real estate owned “OREO”) totaled $78.6 million at the end of the first quarter of 2014, a decrease of $6.4 million (8%) from the fourth quarter of 2013 and $25.3 million (24%) from the first quarter of 2013. Nonaccrual loans totaled $34.6 million at the end of the first quarter of 2014, a decrease of $2.4 million and $10.9 million, respectively, from the same prior year periods. Nonaccrual loan additions in the first quarter of 2014 totaled $7.5 million compared to $14.5 million and $7.7 million for the fourth and first quarters of 2013, respectively. The balance of OREO totaled $44.0 million at the end of the first quarter of 2014, a decrease of $4.0 million and $14.4 million, respectively, from the fourth and first quarters of 2013. For the first quarter of 2014, we added properties totaling $1.3 million, sold properties totaling $4.6 million, and recorded valuation adjustments totaling $0.7 million. Nonperforming assets represented 2.98% of total assets at March 31, 2014 compared to 3.26% at December 31, 2013 and 3.99% at March 31, 2013.

Average total deposits were $2.125 billion for the first quarter of 2014, an increase of $74.1 million, or 3.6%, over the fourth quarter of 2013 and $22.0 million, or 1.1%, over the first quarter of 2013.  The increase in deposits when compared to the fourth quarter of 2013 resulted primarily from the higher level of public funds, partially offset by a reduction in certificates of deposit. When compared to the first quarter of 2013, the increase was primarily a result of a higher level of noninterest bearing deposits and savings accounts, partially offset by lower certificates of deposit.

Deposit levels remain strong and our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

Average borrowings decreased by $14.4 million when compared to the fourth quarter of 2013 as a result of lower balances in repurchase agreements, and were lower by $14.8 million when compared to the first quarter of 2013 due to a reduction in Federal Home Loan Bank (“FHLB”) advances.

Discussion of Operating Results

Tax equivalent net interest income for the first quarter of 2014 was $18.4 million compared to $19.1 million for the fourth quarter of 2013 and $20.1 million for the first quarter of 2013.  The decrease in tax equivalent net interest income compared to both prior periods was due to a reduction in loan income primarily attributable to declining loan balances and unfavorable asset repricing, partially offset by a reduction in interest expense and a lower level of foregone interest on loans.  The lower interest expense is attributable to favorable repricing on FHLB advances and certificates of deposit, which reflects both lower balances and favorable repricing.

Pressure on net interest income continues primarily as a result of the low rate environment and the declining loan portfolio.  The low rate environment, although favorable to the repricing of deposits, continues to negatively impact the loan and investment portfolios. Increased lending competition in all markets has also unfavorably impacted the pricing for loans.

Lowering our cost of funds, to the extent we can, and continuing to shift the mix of our deposits will help to partially mitigate the unfavorable impact of weak loan demand and repricing, although the impact is expected to be minimal.

The net interest margin for the first quarter of 2014 was 3.29%, a decrease of 16 basis points from the fourth quarter of 2013, and a decline of 35 basis points from the first quarter of 2013.  The decrease in the margin for both comparable periods is attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a lower average cost of funds. As compared to the fourth quarter of 2013, 10 of the 16 basis point decline in the margin was attributable to the higher level of earning assets during the first quarter of 2014.

The provision for loan losses for the first quarter of 2014 was $0.4 million compared to $0.4 million for the fourth quarter of 2013 and $1.1 million for the first quarter of 2013. The lower level of provision reflects favorable problem loan migration, lower loan losses and continued improvement in key credit metrics. Net charge-offs for the first quarter of 2014 totaled $1.3 million, or 0.39% (annualized), of average loans compared to $2.3 million, or 0.65% (annualized), for the fourth quarter of 2012 and $2.4 million, or 0.66% (annualized), for the first quarter of 2013. At quarter-end, the allowance for loan losses of $22.1 million was 1.57% of outstanding loans (net of overdrafts) and provided coverage of 64% of nonperforming loans compared to 1.65% and 62%, respectively, at December 31, 2013, and 1.90% and 61%, respectively, at March 31, 2013.

Noninterest income for the first quarter of 2014 totaled $12.8 million, a decrease of $1.0 million, or 7.5%, from the fourth quarter of 2013 reflective of lower deposit fees of $0.5 million, wealth management fees of $0.3 million, data processing fees of $0.1 million, and other income of $0.1 million. The decrease in deposit fees was due to an expected lower utilization of our overdraft protection service during the first quarter as clients receive tax refunds and to a lesser extent two less processing days in the current quarter. The decrease in wealth management fees was primarily attributable to a lower level of account activity by our retail brokerage clients as well as a decline in new retail investment product sales, which were very strong in the prior quarter. Data processing fees declined due to a lower level of fees from a government processing contract for which processing activity is gradually declining due to the client’s migration to a new processor in the second quarter of 2014. Compared to the first quarter of 2013, noninterest income decreased $0.7 million, or 5.5%, attributable to a $0.4 million reduction in mortgage banking fees and a $0.3 million decline in deposit fees. The decline in mortgage banking fees reflects lower refinancing volume which is attributable to the higher rate environment. The decrease in deposit fees was due to a lower level of overdraft fees generally reflective of improved financial management by our clients.

Noninterest expense for the first quarter of 2014 totaled $28.4 million, a decrease of $1.3 million, or 4.3%, from the fourth quarter of 2013. The decrease reflects lower compensation expense of $0.8 million and a $0.6 million decrease in other expense partially offset by a $0.1 million increase in OREO expense. The decline in compensation expense reflects a $1.2 million reduction in pension plan expense partially offset by higher payroll taxes of $0.2 million and unemployment taxes of $0.2 million. The decrease in our pension plan expense is primarily attributable to the utilization of a higher discount rate in 2014 for determining plan liabilities reflective of an increase in long-term bond interest rates. The increase in payroll taxes reflects the reset of social security taxes and the increase in unemployment taxes is attributable to timing as a large portion of the annual premium is paid in the first quarter. Other expense decreased primarily due to lower FDIC insurance fees, with lower legal fees, processing fees, and advertising costs contributing to a lesser extent. Compared to the first quarter of 2013, noninterest expense decreased $2.8 million, or 8.9%, attributable to lower compensation expense of $1.0 million, OREO expense of $1.4 million, occupancy expense of $0.1 million, and other expense of $0.2 million. Lower pension expense of $1.3 million partially offset by a $0.3 million increase in performance compensation (cash incentives) drove the reduction in compensation expense. The decline in OREO expense was primarily attributable to lower losses from the sale of OREO and a decrease in property valuation adjustments. Lower facility maintenance costs and office lease expense drove the decline in occupancy expense. Other expense decreased due to lower FDIC insurance fees and legal fees.

We realized an income tax benefit of $1.4 million in the first quarter of 2014 compared to income tax expense of $5,000 and $0.4 million for the fourth and first quarters of 2013, respectively.  The first quarter was favorably impacted by a $2.2 million state tax benefit attributable to an adjustment in our reserve for uncertain tax positions associated with prior year matters. A similar adjustment in the amount of $0.9 million was realized in the fourth quarter of 2013. During 2014, we do not anticipate any further adjustments of this nature and, therefore, expect our effective income tax rate for the full year to be higher than the effective tax rate for the first quarter of 2014.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded bank holding companies headquartered in Florida and has approximately $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company’s bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions, including the estimate used for the Company’s loan loss provision and deferred tax valuation allowance; legislative or regulatory changes, including the Dodd-Frank Act and Basel III; the strength of the U.S. economy and the local economies where the Company conducts operations; the frequency and magnitude of foreclosure of the Company’s loans; restrictions on our operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; the effects of security breaches and computer viruses that may affect the Company’s computer systems; the Company’s need and our ability to incur additional debt or equity financing; a decrease to the market value of the Company that could result in an impairment of goodwill; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.

EARNINGS HIGHLIGHTS

Unaudited

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013

EARNINGS
Net Income	$3,751	$2,772	$839
Net Income Per Common Share	$0.22	$0.16	$0.05
PERFORMANCE
Return on Average Assets	0.59%	0.43%	0.13%
Return on Average Equity	5.44%	4.33%	1.36%
Net Interest Margin	3.29%	3.45%	3.64%
Noninterest Income as % of Operating Revenue	42.05%	43.85%	40.62%
Efficiency Ratio	91.02%	90.22%	92.67%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	16.85%	16.56%	14.95%
Total Capital Ratio	18.22%	17.94%	16.32%
Tangible Common Equity Ratio	7.66%	7.58%	6.49%
Leverage Ratio	10.47%	10.46%	9.81%
Equity to Assets	10.63%	10.58%	9.54%
ASSET QUALITY
Allowance as % of Non-Performing Loans	63.98%	62.48%	61.17%
Allowance as a % of Loans	1.57%	1.65%	1.90%
Net Charge-Offs as % of Average Loans	0.39%	0.65%	0.66%
Nonperforming Assets as % of Loans and ORE	5.42%	5.87%	6.81%
Nonperforming Assets as % of Total Assets	2.98%	3.26%	3.99%
STOCK PERFORMANCE
High	$14.59	$12.69	$12.54
Low	11.56	11.33	10.95
Close	13.28	11.77	12.35
Average Daily Trading Volume	$35,921	$28,682	$23,519

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Unaudited

	2014	2013
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSETS
Cash and Due From Banks	$59,288	$55,209	$51,136	$67,811	$52,677
Funds Sold and Interest Bearing Deposits	468,805	474,719	358,869	391,457	461,714
Total Cash and Cash Equivalents	528,093	529,928	410,005	459,268	514,391

Investment Securities, Available for Sale	229,615	251,420	271,838	350,614	307,502
Investment Securities, Held to Maturity	191,645	148,211	97,309	—	—
Total Investment Securities	421,260	399,631	369,147	350,614	307,502

Loans Held for Sale	12,313	11,065	13,822	15,362	11,422

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	138,664	126,607	123,253	126,931	125,905
Real Estate - Construction	36,454	31,012	31,454	35,823	37,948
Real Estate - Commercial	522,019	533,871	570,736	581,501	599,517
Real Estate - Residential	297,842	303,618	305,811	302,254	304,786
Real Estate - Home Equity	226,411	227,922	230,212	232,530	233,205
Consumer	163,768	156,718	148,321	142,620	146,043
Other Loans	7,270	6,074	5,220	5,904	5,187
Overdrafts	2,349	2,782	2,835	2,554	2,307
Total Loans, Net of Unearned Interest	1,394,777	1,388,604	1,417,842	1,430,117	1,454,898
Allowance for Loan Losses	(22,110)	(23,095)	(25,010)	(27,294)	(27,803)
Loans, Net	1,372,667	1,365,509	1,392,832	1,402,823	1,427,096

Premises and Equipment, Net	102,655	103,385	103,702	104,743	105,883
Intangible Assets	84,811	84,843	84,891	84,937	84,985
Other Real Estate Owned	44,036	48,071	53,018	55,087	58,421
Other Assets	67,205	69,471	87,055	89,024	95,613
Total Other Assets	298,707	305,770	328,666	333,791	344,902

Total Assets	$2,633,040	$2,611,903	$2,514,472	$2,561,858	$2,605,313

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$657,548	$641,463	$626,114	$644,739	$616,017
NOW Accounts	775,439	794,746	668,240	706,101	765,030
Money Market Accounts	292,923	268,449	283,338	287,340	299,118
Regular Savings Accounts	225,481	211,668	211,174	204,594	200,492
Certificates of Deposit	212,322	219,922	228,020	228,349	233,325
Total Deposits	2,163,713	2,136,248	2,016,886	2,071,123	2,113,982

Short-Term Borrowings	48,733	51,321	51,918	46,081	50,682
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	33,971	38,043	40,244	41,251	41,224
Other Liabilities	43,856	47,004	91,369	91,227	87,930

Total Liabilities	2,353,160	2,335,503	2,263,304	2,312,569	2,356,705

SHAREOWNERS’ EQUITY
Common Stock	174	174	173	173	173
Additional Paid-In Capital	41,220	41,152	40,481	40,210	39,580
Retained Earnings	247,017	243,614	240,842	239,251	238,408
Accumulated Other Comprehensive Loss, Net of Tax	(8,531)	(8,540)	(30,328)	(30,345)	(29,553)

Total Shareowners’ Equity	279,880	276,400	251,168	249,289	248,608

Total Liabilities and Shareowners’ Equity	$2,633,040	$2,611,903	$2,514,472	$2,561,858	$2,605,313

OTHER BALANCE SHEET DATA
Earning Assets	$2,297,154	$2,274,019	$2,159,680	$2,187,549	$2,235,537
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	—	—	—	—	—
Other	—	32	80	126	174
Interest Bearing Liabilities	1,651,755	1,647,036	1,545,821	1,576,601	1,652,758

Book Value Per Diluted Share	$16.02	$15.85	$14.44	$14.36	$14.35
Tangible Book Value Per Diluted Share	11.17	10.98	9.56	9.47	9.44

Actual Basic Shares Outstanding	17,427	17,361	17,336	17,336	17,319
Actual Diluted Shares Outstanding	17,466	17,443	17,396	17,372	17,326

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Unaudited

	2014	2013
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

INTEREST INCOME
Interest and Fees on Loans	$18,098	$19,057	$19,264	$19,709	$20,154
Investment Securities	847	760	717	710	704
Funds Sold	291	259	269	279	270
Total Interest Income	19,236	20,076	20,250	20,698	21,128

INTEREST EXPENSE
Deposits	308	314	335	367	415
Short-Term Borrowings	20	46	46	61	82
Subordinated Notes Payable	331	400	339	342	339
Other Long-Term Borrowings	291	320	330	333	347
Total Interest Expense	950	1,080	1,050	1,103	1,183
Net Interest Income	18,286	18,996	19,200	19,595	19,945
Provision for Loan Losses	359	397	555	1,450	1,070
Net Interest Income after Provision for Loan Losses	17,927	18,599	18,645	18,145	18,875

NONINTEREST INCOME
Deposit Fees	5,869	6,398	6,474	6,217	6,165
Bank Card Fees	2,707	2,656	2,715	2,754	2,661
Wealth Management Fees	1,918	2,233	2,130	1,901	1,915
Mortgage Banking Fees	625	654	869	968	1,043
Data Processing Fees	541	689	662	670	653
Securities Transactions	—	3	—	—	—
Other	1,125	1,192	1,176	1,221	1,091
Total Noninterest Income	12,785	13,825	14,026	13,731	13,528

NONINTEREST EXPENSE
Compensation	15,781	16,583	16,158	16,647	16,739
Occupancy, Net	4,298	4,349	4,403	4,161	4,418
Intangible Amortization	32	48	46	48	68
Other Real Estate	1,399	1,251	1,868	2,290	2,824
Other	6,856	7,416	7,678	7,318	7,091
Total Noninterest Expense	28,366	29,647	30,153	30,464	31,140

OPERATING PROFIT (LOSS)	2,346	2,777	2,518	1,412	1,263
Income Tax (Benefit) Expense	(1,405)	5	927	569	424
NET INCOME	$3,751	$2,772	$1,591	$843	$839

PER SHARE DATA
Basic Income	$0.22	$0.16	$0.09	$0.05	$0.05
Diluted Income	0.22	0.16	0.09	0.05	0.05
Cash Dividends	$0.02	$—	$—	$—	$—
AVERAGE SHARES
Basic	17,399	17,341	17,336	17,319	17,302
Diluted	17,439	17,423	17,396	17,355	17,309

CAPITAL CITY BANK GROUP, INC.

ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENT ASSETS

Unaudited

	2014	2013	2013	2013	2013
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$23,095	$25,010	$27,294	$27,803	$29,167
Provision for Loan Losses	359	397	555	1,450	1,070
Net Charge-Offs	1,344	2,312	2,839	1,959	2,434
Balance at End of Period	$22,110	$23,095	$25,010	$27,294	$27,803
As a % of Loans	1.57%	1.65%	1.75%	1.89%	1.90%
As a % of Nonperforming Loans	63.98%	62.48%	60.00%	65.66%	61.17%

CHARGE-OFFS
Commercial, Financial and Agricultural	$11	$337	$138	$119	$154
Real Estate - Construction	—	72	278	110	610
Real Estate - Commercial	594	676	882	1,050	1,043
Real Estate - Residential	731	921	1,178	1,053	683
Real Estate - Home Equity	403	362	362	322	113
Consumer	405	430	674	351	296
Total Charge-Offs	$2,144	$2,798	$3,512	$3,005	$2,899

RECOVERIES
Commercial, Financial and Agricultural	$75	$33	$87	$38	$51
Real Estate - Construction	4	—	1	—	—
Real Estate - Commercial	27	14	167	144	38
Real Estate - Residential	395	179	167	396	96
Real Estate - Home Equity	11	39	13	224	18
Consumer	288	221	238	244	262
Total Recoveries	$800	$486	$673	$1,046	$465

NET CHARGE-OFFS	$1,344	$2,312	$2,839	$1,959	$2,434

Net Charge-Offs as a % of Average Loans(1)	0.39%	0.65%	0.78%	0.54%	0.66%

RISK ELEMENT ASSETS
Nonaccruing Loans	$34,558	$36,964	$41,682	$41,566	$45,448
Other Real Estate Owned	44,036	48,071	53,018	55,087	58,421
Total Nonperforming Assets	$78,594	$85,035	$94,700	$96,653	$103,869

Past Due Loans 30-89 Days	$4,902	$7,746	$8,427	$9,017	$9,274
Past Due Loans 90 Days or More	—	—	—	—	—
Classified Loans	107,420	115,630	128,190	153,080	156,185
Performing Troubled Debt Restructuring’s	$46,249	$44,764	$50,692	$52,729	$53,108

Nonperforming Loans as a % of Loans	2.46%	2.64%	2.91%	2.88%	3.10%
Nonperforming Assets as a % of
Loans and Other Real Estate	5.42%	5.87%	6.38%	6.44%	6.81%
Nonperforming Assets as a % of Total Assets	2.98%	3.26%	3.77%	3.77%	3.99%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.

AVERAGE BALANCE AND INTEREST RATES(1)

Unaudited

	First Quarter 2014				Fourth Quarter 2013				Third Quarter 2013				Second Quarter 2013				First Quarter 2013
(Dollars in thousands)	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,395,506		18,161	5.28%	$1,414,909		19,121	5.36%	$1,436,039		19,345	5.34%	$1,456,904		19,790	5.45%	$1,496,432		20,228	5.48%

Investment Securities
Taxable Investment Securities	290,942		703	0.88	255,298		608	0.86	232,094		568	0.95	225,770		578	1.02	215,087		590	1.10
Tax-Exempt Investment Securities	114,542		219	0.74	124,501		233	0.74	121,119		223	0.73	104,981		200	0.76	80,946		174	0.86

Total Investment Securities	405,484	#	922	0.91	379,799	#	841	0.88	353,213	#	791	0.89	330,751	#	778	0.94	296,033	#	764	1.04

Funds Sold	467,330		291	0.25	411,578		259	0.25	412,138		269	0.26	419,039		279	0.27	448,424		270	0.24

Total Earning Assets	2,268,320		$19,374	3.46%	2,206,286		$20,221	3.64%	2,201,390		$20,405	3.68%	2,206,694		$20,847	3.79%	2,240,889		$21,262	3.85%

Cash and Due From Banks	48,084				48,519				51,640				49,081				50,679
Allowance for Loan Losses	(23,210)				(25,612)				(27,636)				(29,012)				(30,467)
Other Assets	305,113				324,460				333,001				337,765				337,579

Total Assets	$2,598,307				$2,553,653				$2,558,395				$2,564,528				$2,598,680

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$770,302		$104	0.05%	$697,468		$95	0.05%	$676,855		$107	0.06%	$716,459		$124	0.07%	$788,660		$156	0.08%
Money Market Accounts	274,015		48	0.07	279,608		50	0.07	284,920		53	0.07	289,637		54	0.07	282,847		54	0.08
Savings Accounts	218,825		26	0.05	211,761		27	0.05	207,631		26	0.05	202,784		25	0.05	193,033		23	0.05
Time Deposits	215,291		130	0.24	224,500		142	0.25	231,490		149	0.26	231,134		164	0.29	238,441		182	0.31
Total Interest Bearing Deposits	1,478,433	#	308	0.08%	1,413,337	#	314	0.09%	1,400,896	#	335	0.09%	1,440,014	#	367	0.10%	1,502,981	#	415	0.11%

Short-Term Borrowings	46,343		20	0.18%	58,126		46	0.31%	49,919		46	0.37%	52,399		61	0.47%	55,255		82	0.60%
Subordinated Notes Payable	62,887		331	2.10	62,887		400	2.49	62,887		339	2.11	62,887		342	2.15	62,887		339	2.15
Other Long-Term Borrowings	37,055		291	3.18	39,676		320	3.19	40,832		330	3.21	40,942		333	3.26	42,898		347	3.29

Total Interest Bearing Liabilities	1,624,718		$950	0.24%	1,574,026		$1,080	0.27%	1,554,534		$1,050	0.27%	1,596,242		$1,103	0.28%	1,664,021		$1,183	0.29%

Noninterest Bearing Deposits	646,527				637,533				658,602				627,633				599,986
Other Liabilities	47,333				88,095				93,642				90,168				85,116

Total Liabilities	2,318,578				2,299,654				2,306,778				2,314,043				2,349,123

SHAREOWNERS’ EQUITY:	279,729				253,999				251,617				250,485				249,557

Total Liabilities and Shareowners’ Equity	$2,598,307				$2,553,653				$2,558,395				$2,564,528				$2,598,680

Interest Rate Spread			$18,424	3.23%			$19,141	3.36%			$19,355	3.41%			$19,744	3.51%			$20,079	3.56%

Interest Income and Rate Earned(1)			19,374	3.46			20,221	3.64			20,405	3.68			20,847	3.79			21,262	3.85
Interest Expense and Rate Paid(2)			950	0.17			1,080	0.19			1,050	0.19			1,103	0.20			1,183	0.21

Net Interest Margin			$18,424	3.29%			$19,141	3.45%			$19,355	3.49%			$19,744	3.59%			$20,079	3.64%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2) Rate calculated based on average earning assets.